Exhibit 99.1

Life Partners Announces European Fund Development

At Annual Meeting of Shareholders

WACO, TX – August 4, 2005 -- Life Partners Holdings, Inc. (NASDAQ: LPHI) held its 2005 Annual Meeting of Shareholders at its headquarters this morning at the company headquarters in Waco, Texas marking nearly 14 years as the world’s oldest and only publicly held viatical and life settlement company.

At the meeting, Chairman and Chief Executive Officer Brian Pardo said, “We have always been on the leading edge of developing this asset class. We have opened markets for thousands of sophisticated individual investors and are now finding durable ways to work effectively and profitably with institutional clients as well.”

Discussing the Company’s future growth opportunities, Mr. Pardo said, “The future of our company rests in our ability to serve both client bases with equal effectiveness. As an example of this strategy at work, I am pleased to announce that The Life Settlements Fund, a Bahamas registered fund with representative offices in London and Zurich, has now begun to purchase life settlements using our company as exclusive investment advisor and policy provider to the fund.”

Based solely on business from this Fund, the company expects an increase in total business volume of about $6 million during this current fiscal quarter which ends August 31, 2005. Further, we expect even greater increases of total business volume throughout our second fiscal half and beyond.

The Life Settlements Fund is available only to non-US investors and is marketed throughout Europe, the Middle East and the Caribbean.

Approximately 98% or 9.2 million shares entitled to vote were represented at the meeting either in person or by proxy. Shareholders elected all six directors named in the proxy, with each director receiving at least 8.5 million or 93% of the total votes cast. Brian Pardo, R. Scott Peden, Jacquelyn Davis, Tad Ballantyne, Fred Dewald and Lt. General (Ret.) Harry Goodall were all elected to serve for the ensuing year.

Safe Harbor – With regard to Life Partners, Inc. and Life Partners Holdings, Inc., this press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, and the value of our new contract signings, backlog and business pipeline, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

For inquiries on Life Partners, Inc. please contact:

Shareholder Relations:  (254) 751-7797

e-mail:  info@lifepartnersinc.com

website:  www.lphi.com

For inquiries on the Life Settlements Fund, Ltd. please contact:

Stephen Gillman Singer, Director

Nicholas Miller, Director  and  Legal Counsel

Representative Office:  Freigutstrasse 27,  8002 Zürich,  Switzerland.

e-mail:  info@lifepartnersltd.com

Tel: +41 44 208 17 27   Fax: +41 44 208 17 28